Exhibit 4.4

2018 Stock Option Plan

ARTICLE 1

DEFINITIONS

1.1	When used herein, the following terms shall have the following meanings:

“Affiliate” has the meaning given to that term in National Instrument 45-106 – Prospectus and Registration Exemptions, as such instrument may be amended, supplemented or replaced from time to time, subject to the term “issuer” in such instrument being ascribed the same meaning as the term “person” in such instrument.

“Blackout Period” means a period of time when, pursuant to any policies of the Company, any securities of the Company may not be traded by certain persons as designated by the Company, including any holder of an Option.

“Board” means the Board of Directors of Cronos Group Inc.

“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday observed in the Province of Ontario.

“Change of Control” means:

(i)

the consummation of any transaction or series of transactions including any reorganization, recapitalization, statutory share exchange, consolidation, amalgamation, arrangement, merger or issue of voting shares in the capital of the Company, the result of which is that any Person or group of Persons acting jointly or in concert for purposes of such transaction or series of transactions becomes the beneficial owner, directly or indirectly, of more than 50% of the voting securities in the capital of the entity resulting from such transaction or series of transactions or the entity that acquired all or substantially all of the business or assets of the Company in a transaction or series of transactions described in paragraph (ii) below (in each case, the “Surviving Company”) or the ultimate parent entity that has beneficial ownership of sufficient voting power to elect a majority of the board of directors (or analogous governing body) of the Surviving Company (the “Parent Company”), measured by voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) rather than number of securities (but shall not include the creation of a holding company or other transaction that does not involve any substantial change in the proportion of direct or indirect beneficial ownership of the voting securities of the Company prior to the consummation of the transaction or series of transactions);

(ii)

the direct or indirect sale, transfer or other disposition, in one or a series of transactions, of all or substantially all of the business or assets of the Company, taken as a whole, to any Person or group of Persons acting jointly or in concert for purposes of such transaction or series of transactions (other than to any Affiliates of the Company); or

(iii)

Incumbent Directors during any consecutive 12-month period ceasing to constitute a majority of the Board of the Company (for the purposes of this paragraph, an “Incumbent Director” shall mean any member of the Board who is a member of the Board immediately prior to the occurrence of a contested election of directors of the Company).

“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder.

“Committee” means the Compensation Committee of the Board, or such other committee of the Board as is designated by the Board, by way of resolution, adoption of a policy or committee mandate, or otherwise, to administer the Plan from time to time.

“Company” means Cronos Group Inc. and includes any successor corporation thereto.

“Exercise Notice” means a notice in writing, substantially in the form attached hereto as Schedule B, signed by the Participant stating the Participant’s intention to exercise a particular Option or a Share Appreciation Right.

“Exercise Price” means the price at which a Share may be purchased pursuant to the exercise of an Option.

“Exercise Term” means the period of time during which an Option may be exercised.

“Exchange” means the Toronto Stock Exchange, the NASDAQ Global Market or any other stock exchange on which the Shares are listed and posted for trading or quoted.

“Fair Market Value” means, with respect to a particular date, (i) if the Shares are traded on the Toronto Stock Exchange, the closing price as reported by the Toronto Stock Exchange on the immediately preceding trading day and (ii) if the Shares are not traded on the Toronto Stock Exchange, the value as determined by the Board in good faith taking into account applicable legal and tax requirements.

“Insider” has the meaning given to the term “reporting insiders” in National Instrument 55-104 – Insider Reporting Requirements and Exemptions, as such instrument may be amended, supplemented or replaced from time to time.

“Non-Executive Director” means any director of the Company who is neither (i) an employee or officer of the Company nor (ii) a service provider (including a consultant) of the Company (other than in the capacity of a director of the Company).

“Option” means a right which may be granted to a Participant pursuant to the terms of this Plan which allows the Participant to purchase Shares at a set price during a future period.

“Option Certificate” means a signed written agreement evidencing the terms and conditions upon which an Option is granted under this Plan.

“Participants” means those directors, officers, key employees and service providers of the Company and its Affiliates whose selection to participate in the Plan is approved by the Board, the Committee or an officer of the Company.

“Plan” means this Stock Option Plan, as it may be amended from time to time.

“Security Based Compensation Arrangements” means a stock option, stock appreciation right, stock option plan, employee stock purchase plan, share unit plan, deferred share unit plan or any other compensation or incentive mechanism, in each case, involving the issuance or potential issuance of Shares to any employee or Insider of the Company or its Affiliates, or one or more service providers, including a share purchase from treasury which is financially assisted by the Company or any of its Affiliates by way of a loan, guaranty or otherwise.

“Share Appreciation Right” shall have the meaning ascribed thereto in Section 3.1(b).

“Shares” means the common shares of Cronos Group Inc.

“Termination Date” means the first date on which a Participant is no longer employed by the Company or any of its Affiliates (or in the case of a Participant who was not an employee, the first date on which such

Participant is no longer acting as a director of, or service provider to, the Company or any of its Affiliates) for any reason; provided that, for the purposes of the Plan, an employee’s termination of employment with the Company or its Affiliates shall occur on the earlier of (i) the date on which the employee ceases to render services to the Company and its Affiliates and (ii) the date on which the Company or its Affiliate delivers notice of the termination of the employee’s employment to him/her, whether such termination is lawful or otherwise, without giving effect to any period of notice or compensation in lieu of notice (except to the extent specifically required by applicable employment standards legislation), but, for greater certainty, (x) an employee’s absence from active work during a period of vacation, temporary illness, authorized leave of absence, maternity or parental leave or leave on account of disability and (y) an employee’s transfer of employment within the group of companies comprising the Company and its Affiliates, shall not be considered to be a termination of employment under the Plan.

“US Taxpayer” means a Participant who is a citizen or permanent resident of the United States for purposes of the Code or a Participant for whom the compensation under this Plan would otherwise be subject to income tax under the Code.

“Value of Option” means, on any date, the amount of the expense associated with the grant of an Option, as determined in accordance with generally accepted accounting principles.

ARTICLE 2

GENERAL

2.1	Purpose: The principal purposes of the Plan are to:

(a)	allow Participants to participate in the growth and development of the Company by providing them with the opportunity to acquire Shares;

(b)	promote the long-term alignment of interests between Participants and present and/or future holders of Shares; and

(c)

assist the Company to attract, retain and incent eligible persons with the knowledge, experience and expertise required to act as employees, officers and directors of, and consultants providing services to, the Company.

2.2	Administration:

(a)	The Plan shall be administered by the Board.

(b)

The Board shall have the sole and complete authority (i) to approve the selection of Participants, (ii) to grant Options in such form as it shall determine, (iii) to grant Share Appreciation Rights in accordance with Section 3.1(b), (iv) to impose such limitations, restrictions and conditions including, but not limited to, vesting conditions and restrictions, upon such Options as it deems appropriate, (v) to accelerate the vesting conditions attaching to any Option, (vi) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan and (vii) to make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan; provided, however, that no such action shall be taken without shareholder approval if such approval is required by applicable securities laws or the applicable rules of any Exchange on which the Shares are listed and posted for trading. The Board’s determinations and actions within its authority under the Plan shall be conclusive and binding upon the Company and all other persons.

(c)

To the extent permitted by law, the Board may from time to time delegate to the Committee all or any of the powers conferred on the Board under the Plan. In such event, the Committee shall exercise the delegated powers in the manner and on the terms authorized by the Board. Where the

Board has so delegated any powers to the Committee, any reference under the Plan, in connection with such power, to the “Board” shall be read as to the “Committee”. The Board shall also be permitted to hire administrators, custodians or similar service providers to assist it in the administration of the Plan. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of the Plan in this context shall be final and conclusive.

2.3

Selection for Participation: Participants shall be selected from the directors, officers, key employees and service providers (including consultants) of the Company and its Affiliates. In approving this selection, the Board shall consider such factors as it deems relevant, subject to the provisions of the Plan.

2.4	Shares Subject to the Plan:

(a)

Subject to adjustment as provided for in Sections 4.1 and 4.2 below, the maximum number of Shares that may be issued or issuable under the Plan shall be a number equal to 10% of the number of issued and outstanding Shares on a non-diluted basis at any time, provided that the number of Shares issued or issuable under all Security Based Compensation Arrangements shall not exceed 10% on a non-diluted basis.

(b)

No fractional shares shall be issued upon the exercise of any Option and, if as a result of any adjustment, a Participant would become entitled to a fractional share, such Participant shall have the right to purchase only the next lowest whole number of Shares and no payment or other adjustment will be made for the fractional interest.

(c)

Notwithstanding any other provision of this Plan or any agreement relating to Options, no Options shall be granted under this Plan if together with any other Security Based Compensation Arrangements established or maintained by the Company or its Affiliates such grant of Options could result, at any time, in the aggregate number of Shares (i) issued to Insiders within any one- year period or (ii) issuable to Insiders at any time exceeding 10% of the issued and outstanding Shares (on a non-diluted basis); provided, however, that the number of Options or Share Appreciation Rights that may be granted to any Participant in any one calendar year shall not exceed 10% of the issued and outstanding Shares (on a non-diluted basis).

(d)

No Option shall be granted to any Non-Executive Director if such grant would, at the time of the grant, result in: (i) the aggregate number of Shares reserved for issuance to all Non-Executive Directors under the Plan and all other Security Based Compensation Arrangements exceeding 1% of the total number of Shares then issued and outstanding; (ii) the aggregate Value of Options granted to the Non-Executive Director during the Company’s fiscal year exceeding $100,000; or (iii) the aggregate Value of Options and, in the case of Security Based Compensation Arrangements that do not provide for the granting of options (“Full Value Awards”), the grant date value of Shares granted to the Non-Executive Director during the Company’s fiscal year exceeding $150,000, provided that any Full Value Award elected to be received by a Non-Executive Director, in the Non-Executive Director’s discretion, in place of the same value of foregone cash compensation from the Company shall not be counted toward the foregoing $150,000 limit and provided further that this Section 2.4(d) shall not apply to one-time initial grants to a new director who would be a Non-Executive Director upon joining the Board as compensation for serving on the Board.

(e)

If any Options terminate, expire or, are cancelled as contemplated by the Plan without the Participant having received any benefit therefrom, the number of Shares underlying such Options so terminated, expired or cancelled shall again become available under the Plan.

(f)

Shares shall be deemed to have been used in settlement of awards whether or not they are actually delivered; provided, that if Shares issued upon exercise, vesting, or settlement of an award, including any Option, are surrendered or tendered to the Company in payment of the Exercise Price or any taxes required to be withheld in respect of an award in accordance with the terms and conditions of the Plan and any applicable Option Certificate, such surrendered or tendered Shares shall not become available again under the Plan and the aggregate number of Shares underlying any exercised Option or Share Appreciation Right shall in no event become available again under the Plan.

2.5

Option Certificates: All grants of Options under the Plan shall be evidenced by an Option Certificate. Such Option Certificates shall be subject to the applicable provisions of the Plan and shall clearly set out the Exercise Term in addition to such other provisions as are required by the Plan or which the Board may direct. Any officer of the Company is authorized and empowered to execute on behalf of the Company any Option Certificates required to be delivered to the Participants from time to time as designated by the Board. In the event of irreconcilable conflict between the terms of an Option Certificate and the terms of this Plan, the terms of this Plan shall prevail and the Option Certificate shall be deemed to have been amended accordingly.

2.6

Non-transferability: Subject to Section 3.7, Options granted under the Plan may only be exercised by a Participant personally and no assignment or transfer of Options whether voluntary, involuntary, by operation of law or otherwise, shall vest any interest or right in such Options whatsoever in any assignee or transferee, but immediately upon any assignment or transfer, or any attempt to make the same, such Options shall terminate and be of no further effect. Notwithstanding this Section 2.6, a Participant may assign or transfer one or more Options, in compliance with such terms as the Board may determine, to a personal holding corporation wholly-owned by such Participant or to a registered retirement savings plan established for the sole benefit of such Participant, provided that upon any such permitted assignment or transfer, the transferred Options shall be deemed for purposes of the Plan to continue to be held by the Participant, and shall continue to be subject to the terms and conditions of the Plan as if the Participant remained the sole holder thereof.

ARTICLE 3

SHARE OPTIONS

3.1	Award of Options and Share Appreciation Rights:

(a)

The Board may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Board may prescribe, award Options to any Participant and the Company shall enter into an Option Certificate with each Participant substantially in the form attached hereto as Schedule A or in any other form approved by the Board.

(b)

At the sole discretion of the Board, the Board may grant to a Participant in respect of an Option awarded to the Participant, either at the time of grant of the Option or at a subsequent time, a number of rights (each a “Share Appreciation Right”) equal to the number of Shares then underlying the Option, which number shall be fixed on the date of grant of the Share Appreciation Rights, subject to adjustment pursuant to Article 4 on the same basis as the number of Shares underlying the Option. The grant of a Share Appreciation Right shall be subject to the terms of the Plan and the terms and conditions of the Option in respect of which it is granted (except as the context or the Plan otherwise require) and such other terms and conditions as the Board may prescribe (including any acceleration of vesting pursuant to Article 4) and shall be evidenced in the Option Certificate in respect of the related Option or an amendment to such Option Certificate. Each Share Appreciation Right shall entitle the Participant to surrender to the Company, unexercised, the right to subscribe for Shares pursuant to the related Option and to receive from the Company that number of Shares, rounded down to the next whole Share, with a Fair Market Value on the date of exercise of each such Share Appreciation Right that is equal to the difference between such Fair Market Value and the Exercise Price under the related Option, multiplied by the number of Shares that cease to be available under the Option as a result of the exercise of the Share Appreciation Right, subject to satisfaction of applicable withholding taxes and other source deductions. Upon the exercise of a Share Appreciation Right in respect of a Share covered by an Option such Option shall be cancelled and shall be of no further force or effect in respect of such Share. Share Appreciation Rights shall be exercisable by a Participant or his or her legal representative only to the extent that the related Option is exercisable. Unexercised Share Appreciation Rights shall terminate when the related Option is exercised or the Option terminates in accordance with this Plan and the applicable Option Certificate.

3.2	Exercise Term:

(a)

Subject to any vesting conditions imposed by the Board in its discretion at any time and from time to time, Options granted to Participants may only be exercisable by the Participant if such conditions of vesting have been satisfied.

(b)

The maximum term during which Options may be exercised shall be determined by the Board, but in no event shall the Exercise Term of an Option exceed seven (7) years from the date of its grant; provided that if at any time the end of the Exercise Term of an Option should be determined to occur either during a Blackout Period or within ten Business Days following a Blackout Period, the end of the term shall be deemed to be extended to the date that is the tenth Business Day following the date of expiry of such Blackout Period. Notwithstanding the foregoing sentence or otherwise, in no event, including as a result of any Blackout Period, shall the date of expiry of any Option granted to a US Taxpayer be extended beyond the original expiration of the Exercise Term if such Option has an Exercise Price that is less than the Fair Market Value of the Shares on the date of the proposed extension.

(c)

Subject to Sections 3.2(a) and 3.2(b), the provisions of the Plan and the Option Certificate, Options may be exercised by means of giving an Exercise Notice addressed to the Company or its designee (including third-party administrators) in accordance with the terms of the Option and the Option Certificate accompanied by payment of the Exercise Price and any applicable required withholding taxes in accordance with Section 3.4.

(d)	All Options granted under the Plan to US Taxpayers shall be non-qualified stock options for the purposes of the Code unless the Option Certificate expressly states otherwise.

3.3

Exercise Price: The Exercise Price of any Option shall be the Fair Market Value on the date such Option is granted. For the avoidance of doubt and notwithstanding anything to the contrary, any Option issued to a US Taxpayer shall have an Exercise Price that is no less than Fair Market Value on the date of grant which in all events shall be determined in accordance with Section 409A of the Code.

3.4

Payment of Exercise Price: Subject to the terms of the Plan, no Shares shall be issued or transferred with respect to the exercise of an Option until the Participant has paid the Exercise Price to the Company in full, and an amount equal to any U.S. federal, state, non-U.S. federal, provincial, and local income and employment taxes, social contributions, and any other tax-related items required to be withheld. Unless otherwise stated in the Option Certificate, the Exercise Price and all applicable required withholding taxes shall be payable (i) by certified cheque or bank draft payable to the Company or wire transfer to an account specified by the Company or (ii) by such other method as elected by the Participant and that the Committee may permit, in its sole discretion, including without limitation: (A) in the form of other property having a Fair Market Value on the date of exercise equal to the Exercise Price and all applicable required withholding taxes; (B) if there is a public market for the Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company or its designee (including third-party administrators) is delivered a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price and all applicable required withholding taxes against delivery of the Shares to settle the applicable trade; or (C) by means of a “net exercise” procedure effected by withholding the minimum number of Shares otherwise deliverable in respect of an Option that are needed to pay for the Exercise Price and all applicable required withholding taxes; provided that Participants who are subject to income tax under the Income Tax Act (Canada) with respect to their Options shall not be permitted to surrender Shares acquired under any Options in payment of the Exercise Price or withholding taxes or to exercise their Options by means of a “net exercise” procedure as described in clause (C) above. In all events of cashless or net exercise, any fractional Shares shall be settled in cash.

3.5

Share Certificates: As soon as practicable after receipt of any Exercise Notice and full payment with respect to the exercise of an Option, the Company shall issue to the eligible Participant either a certificate or certificates representing the acquired Shares or uncertificated Shares.

3.6

Termination of Employment for Cause: Where a Participant’s employment with the Company or an Affiliate of the Company is terminated for cause (as such term is defined in a written employment agreement between the Participant and the Company or an Affiliate thereof (as applicable), or where no such agreement exists or such agreement does not contain a definition, as defined in law), each Option granted to that Participant that has vested as at the Termination Date and each Option granted to that Participant that has not vested as at the Termination Date shall, subject to the discretion of the Board, immediately terminate and cease to be exercisable.

3.7

Death: In the event of the death of a Participant, each Option granted to that Participant that has not then vested shall, subject to the discretion of the Board, immediately terminate and, notwithstanding Section 2.6, all Options which have vested may be exercised by the Participant’s estate at any time within six months from the date of death, or for such longer period of time as the Board may determine but in no event later than the expiration of the original Exercise Term of such Option.

3.8

Termination of Employment for Other than Cause or Death: Where a Participant’s employment with the Company or an Affiliate of the Company terminates for any reason other than as contemplated in Sections 3.6 or 3.7 above, or in the event a Director is not re-elected to the Board of Directors, each Option granted to that Participant that has not then vested shall, subject to the discretion of the Board, immediately terminate as at the Termination Date. In such cases, all Options granted to such Participants that have vested as at the Termination Date may be exercised by the Participant at any time within six months of the Termination Date, or for such longer period of time as the Board may determine but in no event later than the expiration of the original Exercise Term of such Option.

3.9

No Compensation for Forfeiture. For greater certainty, Participants shall have no right to receive Shares or any payment as compensation, damages or otherwise with respect to any Options or Share Appreciation Rights that expire or terminate hereunder without becoming exercisable or without being exercised.

ARTICLE 4

REORGANIZATION OF THE COMPANY AND CHANGE OF CONTROL

4.1

General: The existence of any Options shall not affect in any way the right or power of the Company or its shareholders (i) to make or authorize any adjustment, recapitalization, reorganization or any other change in the Company’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company including to undertake a Change of Control, (ii) to create or issue any bonds, debentures, shares of any class or other securities of the Company or the rights and conditions attaching thereto or (iii) to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of similar character or otherwise.

4.2

Reorganization of Company’s Capital: Notwithstanding any other provision of the Plan, in the event of any change in the Shares by reason of any stock dividend, split, recapitalization, reclassification, amalgamation, arrangement, merger, consolidation, combination or exchange of Shares or distribution of rights to holders of Shares or any other form of corporate reorganization whatsoever, an equitable adjustment shall be made to the number of Shares which may be acquired on the exercise of any outstanding Options and/or an adjustment to the Exercise Price shall be made; provided that, notwithstanding the foregoing or otherwise, any adjustment to an Option issued to a US Taxpayer shall be made in accordance with the requirements of Section 409A of the Code. Notwithstanding the foregoing, a decision of the Board in respect of any and all matters falling within the scope of this Section 4.2 shall be final and without recourse on the part of any Participant and his or her heirs or legal representatives.

4.3

Change of Control: Subject to Section 4.4, if the Company proposes to undertake a Change of Control, the Board may, in its discretion, accelerate the vesting of all outstanding Options to provide that, notwithstanding the vesting provisions of such Options or any Option Certificate, each such outstanding Option shall be fully vested and either (as determined by the Board in its discretion) (i) may be conditionally exercisable for Shares or (ii) may be conditionally surrendered for a cash payment equal to the difference between the per Share consideration receivable by shareholders of the Company in connection with the transaction resulting in the Change of Control and the Exercise Price multiplied by the number of Shares that may be acquired under the particular Option, upon (or where permitted by the Board, prior to) the completion of the Change of Control, provided that the Board shall not, in any case, authorize the exercise or surrender of Options pursuant to this Section 4.3 beyond the expiration of the original Exercise Term of the Options. Where the Board elects to exercise its discretion to accelerate vesting of Options, the Company shall give written notice of any proposed Change of Control to each Participant at least 14 days prior to the expected date of the Change of Control. Upon the giving of any such notice, the Participants shall be entitled to exercise or surrender all or any portion of their outstanding Options, as applicable, at any time within the period specified in the notice and conditional upon completion of the Change of Control (subject to such extension of such specified period as the Board may determine in its sole discretion, not to exceed the expiration of the Option). Unless the Board determines otherwise (in its discretion), upon the expiration of the notice period referred to above, all rights of the Participants to exercise or surrender any outstanding Options, whether vested or unvested, shall terminate and all such Options shall immediately expire and cease to have any further force or effect, subject to the completion of the relevant Change of Control.

4.4

Termination of Employment following Change of Control: If, in connection with a Change of Control, the Board does not accelerate the vesting of Options in accordance with Section 4.3, and the Options continue, or are assumed, or rights equivalent to the Options are substituted for the Options by the Surviving Company or Parent Company (or an Affiliate thereof), and subject to the terms of the Option Certificate in respect of the Options and any written employment agreement between the Participant and the Company, or the Surviving Company or Parent Company, or an Affiliate of the Company, or a successor thereto, in the event a Participant’s employment is terminated by the Company, or the Surviving Company or Parent Company, or an Affiliate of the Company, or a successor thereto, without cause in the twenty-four (24) month period following the Change of Control, all unvested Options or substituted rights outstanding on the Participant’s Termination Date shall immediately vest, and the Participant may exercise such vested Options or substituted rights until the earlier of the expiration of the original Exercise Term of such Option (or the Option for which the right was substituted) and twelve (12) months following the Participant’s Termination Date, following which any unexercised Options or substituted rights shall terminate and cease to be exercisable.

4.5

Issue by Company of Additional Shares: Except as expressly provided in this Article 4, the issue by the Company of shares of any class, or securities convertible into shares of any class, for money, services or property either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares which may be acquired on the exercise of any outstanding Options or the Exercise Price under such Options.

ARTICLE 5

MISCELLANEOUS PROVISIONS

5.1

Legal Requirement: The Company shall not be obligated to grant any Options if the issuance or exercise thereof would constitute a violation by the Participant or the Company of any provisions of any applicable laws or regulatory requirements or the applicable rules of any Exchange on which the Shares are listed and posted for trading.

5.2

Rights of Participant: The Plan shall not give any employee the right to be employed by, or to continue to be employed by, the Company or any of its Affiliates. No Participant shall have any rights as a shareholder of the Company in respect of Shares issuable on the exercise of rights to acquire Shares under any Option or Shares issuable pursuant to Section 3.1(b) hereof until the allotment and issuance to the Participant of such Shares.

5.3

Interpretation: Whenever the Board is to exercise its discretion in the administration of terms and conditions of this Plan the term “discretion” shall mean the “sole and absolute discretion” of the Board.

5.4	Amendment or Discontinuance:

(a)

The Board may amend, suspend or terminate the Plan, in whole or in part, at any time, and, if suspended or terminated, the Plan shall govern the rights and obligations of the Company and the holders of Options, as applicable, with respect to all then-outstanding Options, provided that no such amendment, suspension or termination may:

i.

be made without obtaining any necessary regulatory or shareholder approvals if such approval is required by applicable securities laws or the applicable rules of any Exchange on which the Shares are listed and posted for trading; or

ii.

materially adversely affect the rights of any Participant who holds outstanding Options at the time of any such amendment, as determined by the Board acting in good faith, without the consent of the Participant.

(b)

Notwithstanding Section 5.4(a), approval by a majority of votes cast by holders of Shares present and voting in person or by proxy at a meeting of shareholders of the Company shall be required for the following:

i.	any increase in the maximum number of Shares issuable by the Company under the Plan (other than pursuant to Section 4.1 or Section 4.2);

ii.	any amendment that would reduce the Exercise Price at which Options may be granted below the minimum price currently provided for in Section 3.3 of the Plan;

iii.	any amendment that would increase or delete the percentage limits on the aggregate number of Shares issuable or that could be issued to Insiders pursuant to Section 2.4(c);

iv.	any amendment that would increase or delete the maximum term during which Options may be exercised pursuant to the Plan to be greater than 7 years, as set forth in Section 3.2(b);

v.	subject to Section 3.2(b), any amendment that would extend the Exercise Term of any outstanding Option;

vi.

any amendment that would reduce the Exercise Price of an outstanding Option (other than as may result from adjustments contemplated by Article 4 of the Plan) including a cancellation of an Option and re-grant of an Option to the same Participant in conjunction therewith, constituting a reduction of the Exercise Price of the Option;

vii.

any exchange for cash or other entitlements, by the Company and a Participant, of an Option for which the Exercise Price is equal to, or less than, the Fair Market Value of a Share on the date of such exchange;

viii.	any amendment that would permit transfers or assignments to persons not currently permitted under the Plan;

ix.	any amendment to the definition of “Participant” or any amendment that would expand the scope of those persons eligible to participate in the Plan;

x.	any amendment to increase the Value of Options granted, or delete the percentage limit relating to Shares issuable, in each case, to Non-Executive Directors in Section 2.4(d);

xi.

any amendment to Section 2.4(f) that would allow the Board to reduce the aggregate number of Shares that may be issued under this Plan in respect of the exercise of a Share Appreciation Right by less than one whole Share;

xii.	amend the Plan to provide for other types of compensation through equity issuance; and

xiii.	amend Section 5.4(a) or this Section 5.4(b), other than as permitted by the requirements of each Exchange on which the Shares are listed and posted for trading.

(c)

For greater certainty, the Board may, subject to Section 5.4(a), from time to time, by resolution, make any amendments to the Plan or any Option granted under the Plan, other than the items specified in Section 5.4(b), without shareholder approval.

5.5

Indemnification: Subject to the requirements of the Business Corporations Act (Ontario), every director of the Company shall at all times be indemnified and saved harmless by the Company from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, which such director may sustain or incur by reason of any action, suit or proceeding, proceeded or threatened against the director, otherwise than by the Company or any successor thereto, for or in respect of any act done or omitted by the director in respect of the Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgement rendered therein, provided that the act was done or omitted by the director in good faith.

5.6

Effective Date: The Plan is effective as of the date on which it has been approved by the Board and by the shareholders of the Company, as applicable and shall remain in effect through the tenth anniversary of its effective date and no further awards shall be issued under the Plan after the tenth anniversary of the effective date; provided, however, that such expiration shall not affect awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such awards.

5.7

Governing Law: The Plan and, unless otherwise explicitly so provided in the Option Certificate, all Option Certificates shall be governed and interpreted in accordance with the laws of the Province of Ontario and any actions, proceedings or claims in any way pertaining to the Plan shall be commenced in the courts of the Province of Ontario.

5.8

US Taxes: Notwithstanding any provision of the Plan to the contrary, solely with respect to US Taxpayers it is intended that any awards granted or payments made under the Plan either be exempt from or comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each US Taxpayer is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such US Taxpayer in connection with the Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any subsidiary of the Company shall have any obligation to indemnify or otherwise hold such US Taxpayer (or any beneficiary) harmless from any or all of such taxes or penalties.

5.9

Withholding: The Company may withhold from any amount payable to a Participant, either under this Plan or otherwise, such amount as may be necessary to enable the Company to comply with the applicable requirements of any federal, provincial, state or local law, or any administrative policy of any applicable tax authority, relating to the withholding of tax or any other required deductions with respect to Options hereunder (“Withholding Obligations”). The Company shall also have the right in its discretion to satisfy any liability for any Withholding Obligations by selling, or causing a broker to sell, on behalf of any Participant or causing any Participant to sell such number of Shares issued to the Participant sufficient to fund the Withholding Obligations (after deducting any commissions payable to the broker). The Company may require a Participant, as a condition to exercise of an Option, to make such arrangements as the Company may require so that the Company can satisfy applicable Withholding Obligations on terms and conditions determined by the Company in its sole discretion, including, without limitation, requiring the Participant to (i) remit the amount of any such Withholding Obligations to the Company in advance; (ii) reimburse the Company for any such Withholding Obligations; or (iii) cause a broker who sells Shares acquired by the Participant under the Plan on behalf of the Participant to withhold from the proceeds realized from such sale the amount required to satisfy any such Withholding Obligations and to remit such amount directly to the Company.

Adopted by the Board of Directors on May 18, 2018

Confirmed by the shareholders of the Corporation on June 28, 2018.

SCHEDULE A

CRONOS GROUP INC.

STOCK OPTION PLAN OPTION CERTIFICATE

The present Option Certificate is delivered pursuant to the provisions of the Cronos Group Inc. (the “Company”) Stock Option Plan, effective ●, 2018 (the “Plan”) and certifies that the optionee mentioned below (the “Participant”) has been granted Options (as defined in the Plan) to purchase common shares (the “Shares”) in the capital of the Company and an equal number Share Appreciation Rights (as defined in the Plan), in accordance with and subject to the following terms and conditions and the terms and conditions set out in the Plan:

Participant:	[●]

Grant Date:	[●]

Number of Options/Share Appreciation Rights:	[●]

Exercise Price:	$[●]/Option

Vesting Schedule:	[Vesting in 16 quarterly installments, but subject to the Plan].

Expiry:	[7 years], unless terminated or expired earlier in accordance with the Plan.

The Participant may exercise these Options or Share Appreciation Rights to the extent vested in accordance with this Option Certificate and the Plan by delivering to the Company an Exercise Notice (attached hereto as Schedule “B”) accompanied by this Option Certificate and, where the Participant elects to exercise the Options, a certified cheque or bank draft payable to the Company or wire transfer to an account specified by the Company, in an amount equal to the aggregate Exercise Price or in such other manner as may be permitted by the board of directors of the Company pursuant to the Plan. If only part of these Options or Share Appreciation Rights are being exercised, the Company shall amend this Option Certificate to indicate the number of Options or Share Appreciation Rights exercised and the amended Option Certificate shall then be returned to the Participant.

This Option Certificate, as well as the Options and Share Appreciation Rights represented thereby, shall not be transferrable by the Participant otherwise by will or the laws of descent and distribution. This Option Certificate is only delivered for convenience and in the event of a dispute with respect thereto, the provisions of the Plan and the records of the Company shall be determinative and binding on the Participant.

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Dated in              on             , 2018.

CRONOS GROUP INC.

By:
Authorized signatory

By signing where indicated below, the Participant acknowledges and confirms that:

1.	his or her participation under the Plan is voluntary;

2.	he or she has received a copy of the Plan which was applicable at the time of this grant of Options and Share Appreciation Rights and that no amendment to the Plan thereafter shall affect any right granted to him or her in respect of the Options and the Share Appreciation Rights, except if such amendment is approved by the Participant, or does not materially adversely affect the Participant’s rights or is required in order to comply with changes to any relevant law or regulation applicable with respect to the Plan, the Options, the Share Appreciation Rights or the Shares; and

3.	he or she has read and understands the Plan and accepts to be bound by the provisions thereof and the terms and conditions of this Option Certificate.

Signed in             , on             , 20     .

Participant Name:

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SCHEDULE B

CRONOS GROUP INC.

STOCK OPTION PLAN EXERCISE NOTICE

TO: CRONOS GROUP INC. (the “Company”)

Pursuant to the Company’s Stock Option Plan, effective ●, 2018 (the “Plan”), the undersigned hereby gives an irrevocable notice of the exercise of the options (the “Options”) or Share Appreciation Rights evidenced by the Option Certificate dated                      (the “Option Certificate”) to (pick one of Cash Exercise of Options or Share Appreciation Rights):

☐   Cash Exercise of Options

purchase shares in the capital of the Company that are issuable pursuant to the Options (the “Option Shares”) and hereby (circle one):

(a)	subscribes for all of the Option Shares; or

(b)	subscribes for number of Option Shares.

The Exercise Price per Option is                      and the aggregate Exercise Price for all of the Options being exercised is                      (the “Aggregate Exercise Price”).

Payment: With this notice, the undersigned is delivering the Aggregate Exercise Price by certified cheque or bank draft payable to Cronos Group Inc. or wire transfer to an account specified by the Company.

OR

☐   Share Appreciation Rights (or commonly referred to as “cashless exercise”)

exercise Share Appreciation Rights (“SARs”) in respect of the Options and hereby (circle one):

(a)	subscribes for all of the SARs Shares (defined below); or

(b)	subscribes for SARs Shares (defined below);

and hereby surrenders the same number of unexercised Options under the Option Certificate.

The number of shares delivered by the Company pursuant to a SARs exercise (the “SARs Shares”) will be calculated based on the Fair Market Value (as defined in the Plan) on the day the SARs Shares are issued (the “FMV”) as follows (fractional rounded down to the nearest whole number):

(FMV – Exercise Price) * # of SARs exercised

FMV

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DELIVERY:

The undersigned requests that the Company registers and delivers (pick one):

☐ Certificated Shares (paper certificate)

Lost paper certificates may be subject to a replacement fee, levied by the transfer agent, equal to 3% of the market value of the aggregate shares represented by the certificate at the time the loss is reported, or other fee then in force under the transfer agent’s policies.

OR

☐ Direct Registration Statement (electronically registered)

to the address below:

Registration Name and Address:	Mailing Address (if different):

Dated:

(Signature of the Participant)

(Name of the Participant - in block letters)

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